Exhibit 99.1

PRESS RELEASE

Zion Oil & Gas Announces Launch of New Unit Program

Preliminary scouting and design work accomplished in Israel.

DALLAS and CAESAREA, Israel, April 24, 2019 /PRNewswire/ — Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that it is making available a new unit program under its continuing Dividend Reinvestment and Common Stock Purchase Plan (“DSPP”) in its going forward plans as outlined in the November 29th, 2018 press release.

The vision of Zion Oil & Gas remains to help Israel become energy independent, and in doing so, use Zion's projects as a platform to share the gospel of Jesus Christ worldwide. That vision has not changed.

3D SEISMIC IMAGING SHOOT OF APPROXIMATELY 60 SQUARE KILOMETERS

As previously noted in its November 29th press release, Zion believes it is prudent and consistent with good industry practice to answer questions that arose during the drilling and testing of the Megiddo-Jezreel #1 (MJ#1) well with a focused 3D seismic imaging shoot of approximately 60 square kilometers surrounding the MJ#1 well.

While we cannot estimate the proceeds to the company from the unit program or from sales of Zion’s common stock under the Plan, the following table sets forth the planned use of the proceeds Zion receives from sales under the unit program or under the Plan:

Action Item	$ Amount

3D seismic plan design	$100,000
Surface use permits	$250,000
Surface use damages from seismic acquisition	$250,000
Seismic equipment mobilization/demobilization	$300,000
Acquisition cost of Seismic 3D and related equipment	$2,600,000
Interpretation of seismic data	$500,000
Ongoing company operations, general & administrative and working capital	$6,000,000

The foregoing reflects only estimates of the use of the proceeds and allocation of any proceeds could be materially different from what is reflected above. In addition, no assurance can be given that Zion will be able to successfully raise the needed capital.

ROBERT DUNN AS DIRECTOR OF OPERATIONS

Robert Dunn has been employed as Zion's Director of Operations to oversee the planned acquisition and processing of that data, in addition to other operational matters as they arise. Mr. Dunn's impressive resume includes over 26 years of senior management and field operations focusing on technologically driven seismic acquisition across the globe.

During the past decade of working in the Eastern Hemisphere, Mr. Dunn has acquired more than 7,800 square kilometers of 3D and 10,000 kilometers of 2D seismic surveys which have helped exploration and production customers make informed decisions in their exploration programs. Mr. Dunn's full biographical information can be viewed as an attachment to Zion's Form 8-K filed on April 17, 2019.

PRELIMINARY SCOUTING AND DESIGN ACCOMPLISHED

Preliminary field scouting has been accomplished, and a suggested final survey design has been completed. The permitting process has begun, as well as identifying potential seismic source equipment and wireless geophones to record the signal. Contracts with seismic service providers will need to be negotiated along with potential surface damages to crops, irrigation piping, and other surface features.

Data acquisition and interpretation are the final steps and involve integration with, and modification of, previous work by Zion technical staff. A realistic timeframe in which Zion can reasonably expect to complete this project would be at least six months following a successful capital raise.

“GOING FORWARD” UNIT PROGRAM

Details:

●	The cost of each Unit will be $250.00 for new and existing Direct Stock Purchase Plan investors.

●	Each Unit purchase will provide the investor with purchase of stock for that day’s high-low average and 50 $2.00 Warrants.

●	Warrants are exercisable on the 60th day following the end of the Unit Program and exercisable for two years (August 6, 2019, to August 6, 2021).

●	If investors sign up for Zion’s automatic monthly investments in addition to purchasing a Unit during this Unit program, then they will receive a one-time addition of 25 $2.00 Warrants. Current subscribers are eligible for these extra warrants once if they choose to participate in this unit purchase during this Unit Program period. (For more details on the automatic monthly investments, see Zion’s Prospectus Supplement on page 4.)

●	Investors may participate starting Wednesday, April 24, 2019.

●	This Unit Program will end on Thursday, June 6, 2019.

●	This Unit Program is available through Zion’s website. Investors may go to https://www.zionoil.com/dspp to purchase electronically online or to print and mail their investment.

Zion expresses appreciation for the continued support of its shareholders and considers it an honor to represent them.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you. Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“Sing to the Lord, for he has done glorious things; let this be known to all the world. Shout aloud and sing for joy, people of Zion, for great is the Holy One of Israel among you.”

Isaiah 12:5-6

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the unit program under the DSPP to which this communication relates. The prospectus in that registration statement and other documents the issuer has filed with the SEC may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus, if you request it by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata that may be drilled or tested in the future, Zion’s ability to successfully raise the funds needed to undertake these exploration efforts, our ability to continue as a going concern; our ability to comply with the continued listing requirements of the NASDAQ Global Market; Zion’s ability to import into Israel or otherwise obtain the necessary 3-D imaging and related equipment and appropriate staff at commercially reasonable rates, Zion’s success in obtaining the necessary licenses and permits needed to undertake the seismic shoot, the timing of the 3-D seismic survey and the interpretation of the results, operational risks in ongoing exploration efforts, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:
Zion Oil & Gas, Inc. (NASDAQ: ZN)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Telephone: 888-891-9466
Email: info@zionoil.com
www.zionoil.com

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